Exhibit 99.1

CONTACTS:
David P. Luci, Esq. (investors)
Chief Financial Officer, General Counsel
Bioenvision, Inc.
davidluci@bioenvision.com
+ 1 (212) 750-6700

Hugh S. Griffith (media)

Chief Operating Officer

Bioenvision Limited

hughgriffith@bioenvision.com

+ 44 (0) 131 248 3555

BIOENVISION’S CLOFARABINE RECEIVES A POSITIVE OPINION FROM THE EUROPEAN
MEDICINES AGENCY

Bioenvision prepares for marketing launch

London, February 23, 2006—Bioenvision (Nasdaq: BIVN) today announced that the European Medicines Agency has adopted a positive opinion on the marketing authorization application for Evoltra™ (clofarabine). Evoltra™ is indicated for the treatment of acute lymphoblastic leukemia (ALL) in pediatric patients who have relapsed or are refractory to at least two prior regimens.

Originally the Agency’s scientific committee, the Committee for Medicinal Products for Human Use (CHMP), was expected to formally adopt an opinion at their meeting of March 20-23, 2006. However, Bioenvision is pleased to receive this positive opinion a month earlier than anticipated. The CHMP positive opinion must now be converted into a Marketing Authorization by the European Commission, a process that is expected to take 3 months, at which time Bioenvision will launch Evoltra™ throughout Europe. Evoltra™ has already been granted orphan drug designation, providing marketing exclusivity for 10 years in Europe following this Marketing Authorization.

“Evoltra™ is the first new drug for children with multiple relapsed or refractory leukemia to receive a positive opinion in Europe in more than a decade. It offers a genuine hope of response and disease free survival for this patient group,” said Hugh Griffith, Bioenvision’s Chief Operating Officer. Mr. Griffith continued: “The achievement of this significant milestone enables Bioenvision to further build out its commercial infrastructure to ensure the successful launch of Evoltra™ throughout Europe.”

“Pediatric hematologists will be very interested by the CHMP positive opinion on the favorable benefit to risk profile of Evoltra™ in this vulnerable patient group,” said Professor André Baruchel, Head of Pediatric Haematology Department, Hôpital Saint-Louis, Paris, France. Professor Baruchel added: “achieving a 20% to 30% overall response rate, which can be durable, in children and adolescents with ALL who have relapsed or are refractory, is very promising.”

“The introduction of Evoltra™ into the European market is the cornerstone of Bioenvision’s commercial strategic plan,” commented Dr. Christopher Wood, Chairman and CEO of

Bioenvision. Dr. Wood added, “this positive opinion provides a solid foundation for building the Evoltra™ franchise throughout Europe and the rest of the world.”

Bioenvision has already begun preparation for the marketing of Evoltra™ in Europe with the appointment of general managers in certain of the major European markets. Bioenvision will expand its existing sales and marketing team across Europe in preparation for the launch of Evoltra™. Once formally approved via the Centralized Procedure, Evoltra™ can be marketed throughout all 25 member states of the European Union which has a population of approximately 450 million.

ABOUT EVOLTRA(tm) (CLOFARABINE)

The CHMP have adopted a positive opinion for the use of Evoltra™ (clofarabine) in “the treatment of acute lymphoblastic leukemia (ALL) in pediatric patients who have relapsed or are refractory to at least two prior regimens and where there is no other treatment option anticipated to result in a durable response. Safety and efficacy have been assessed in studies of patients =‹ 21 years old at initial diagnosis.”

Bioenvision is also developing Evoltra™ for the treatment of adult acute myeloid leukemia (AML) as first-line therapy. The Company has completed enrollment of its Phase II clinical trial for the treatment of adult AML in elderly patients unfit for intensive chemotherapy and expects to file a Marketing Authorization Application in mid-2006 for the Company’s first label-extension for Evoltra™.

In addition, clofarabine is in clinical development for the treatment of myelodysplastic syndrome (MDS), chronic lymphocytic leukemia (CLL), chronic myeloid leukemia (CML), non-Hodgkin’s lymphoma (NHL), multiple myeloma (MM), solid tumors and as a preconditioning regimen for transplantation. Bioenvision is also conducting late-stage preclinical development of Evoltra™ for the treatment of psoriasis and is planning further worldwide development of Evoltra™ in autoimmune diseases.

Evoltra™ (clofarabine) is a next generation purine nucleoside analog. Bioenvision holds an exclusive worldwide license for clofarabine. Bioenvision granted an exclusive sublicense to Genzyme to co-develop clofarabine for cancer indications in the US and Canada. Genzyme is commercializing clofarabine for cancer indications in the US and Canada under the brand name Clolar®. Bioenvision holds an exclusive license in the US and Canada for all non-cancer indications. Bioenvision originally obtained clofarabine development and commercialization rights under patents held by Southern Research Institute.

Clofarabine has been granted orphan drug designation for the treatment of both ALL and AML in the U.S. and Europe. In Europe, the designation provides marketing exclusivity for 10 years following Marketing Authorization.

ABOUT BIOENVISION

Bioenvision’s primary focus is the development, distribution and marketing of compounds and technologies for the treatment of cancer. Bioenvision has a broad pipeline of products for the treatment of cancer, including: Evoltra™ (in co-development with Genzyme Corporation), Modrenal® (for which Bioenvision has obtained regulatory approval for marketing in the United Kingdom for the treatment of post-menopausal breast cancer following relapse to initial hormone therapy), and other products. Bioenvision is also developing anti-infective technologies, including the OLIGON® technology, an advanced biomaterial that has been incorporated into various FDA approved medical devices. For more information on Bioenvision please visit our Web site at www.bioenvision.com.

Certain statements contained herein are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because these statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and in Bioenvision's compounds under development in particular; the potential failure of Bioenvision's compounds under development to prove safe and effective for treatment of disease; uncertainties inherent in the early stage of Bioenvision's compounds under development; failure to successfully implement or complete clinical trials; failure to receive marketing clearance from regulatory agencies for our compounds under development; acquisitions, divestitures, mergers, licenses or strategic initiatives that change Bioenvision's business, structure or projections; the development of competing products; uncertainties related to Bioenvision's dependence on third parties and partners; and those risks described in Bioenvision's filings with the SEC. Bioenvision disclaims any obligation to update these forward-looking statements.